SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)   September 16, 1996

                         Crestar Financial Corporation
             (Exact name of registrant as specified in its charter)

      Virginia                         1-7083                       54-0722175
  (State of incorporation)       (Commission File Number)        (IRS Employer
                                                             identification No.)


 919 East Main Street, Richmond, Virginia                           23261-6665
 (Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code              (804) 782-5000

Former name or former address, if changes since last report     Not applicable



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Item 5. Other Events-Announcement of Merger

On September 16, 1996 Crestar Financial Corporation (Crestar) and Citizens Bancorp (Citizens) announced the signing of a definitive agreement under which Citizens, a $4.2 billion-asset Maryland-based bank holding company, will merge with Crestar. Pending approval by regulatory authorities and the shareholders of both institutions, the transaction is expected to be completed by March 31, 1997.

Under terms of the agreement, shareholders' of Citizens will receive .835 shares of Crestar common stock for each share of Citizens stock they hold. Based on Crestar's $61.375 per common share closing price and the 15.1 million Citizens common shares outstanding as of September 13, 1996, the transaction is valued at approximately $774 million, or $51.25 per Citizens share. Approximately 12.6 million shares of Crestar common stock will be issued in connection with the merger. Common stock repurchase plans approved by Crestar's Board of Directors on July 11, 1996 and by Citizens' Board on August 8, 1996 respectively have been terminated effective immediately.

With 103 banking locations, deposits of $3.1 billion and loans of $2.3 billion at June 30, 1996, Citizens has a solid franchise in the Washington-Baltimore metropolitan corridor, notably in Prince Georges and Montgomery Counties. Upon merger, the combined organization will have the largest deposit market share in the Greater Washington metropolitan area and hold the number two position in the state of Maryland. One-time pre-tax merger costs of approximately $43 million will be reflected in first quarter 1997 operating results, based on the expected merger consummation by March 31, 1997. As a condition of the transaction, the merger will be accounted for as a pooling-of-interests business combination.

Crestar Financial Corporation is the holding company for four banking entities with 379 banking locations in Virginia, Maryland and the District of Columbia. Other subsidiaries provide insurance, mortgage banking and full-service securities and investment advisory services. At June 30, 1996, Crestar had total assets of $18.5 billion and total deposits of $12.8 billion. Crestar had 42.8 million shares of common stock outstanding at June 30, 1996.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Crestar Financial Corporation
                                            Registrant

Date   September 23, 1996                   /s/ James D. Barr
       ------------------                   _______________
                                            James D. Barr
                                            Executive Vice President,
                                            Controller and Treasurer